Exhibit 10.2

Amendment #1 to 2004 EMPLOYEE STOCK PURCHASE PLAN dated September 14, 2005

Section 6 of the 2004 Employee Stock Purchase Plan is deleted in its entirety and replaced by the following:

“ 6. Deduction Changes. An employee may decrease his payroll deduction one or more times during any Plan Period, and may discontinue his payroll deduction during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).”